Exhibit 99.1

Date:	July 30, 2019	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
HUBBELL REPORTS SECOND QUARTER 2019 RESULTS;

SECOND QUARTER NET SALES OF $1.20 BILLION,
EARNINGS PER DILUTED SHARE OF $1.75 AND
ADJUSTED EARNINGS PER DILUTED SHARE OF $2.31(1)

•	Q2 net sales up 3% (organic +3%)

•	Q2 diluted EPS of $1.75; adjusted diluted EPS of $2.31(1)

◦	Includes restructuring and related costs ($0.11)

•	Tighten FY19 adjusted diluted EPS to $7.85-$8.15(1); GAAP diluted EPS of $6.55-$6.85

◦	Includes restructuring and related costs (~$0.40)

•	Raise FY19 free cash flow expectation to ~100% of adjusted net income(1,3)
SHELTON, CT. (July 30, 2019) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the second quarter ended June 30, 2019.
Net sales in the second quarter of 2019 were $1.20 billion, an increase of 3% compared to the $1.17 billion reported in the second quarter of 2018. Operating income in the quarter was $167 million as compared to $157 million in the same period of 2018. Adjusted operating income in the quarter was $185 million as compared to $176 million in the same period of the prior year (1). Net income attributable to Hubbell in the second quarter of 2019 was $96 million compared to $100 million reported in the comparable period of 2018. Earnings per diluted share for the second quarter of 2019 were $1.75 compared to $1.82 in the same period of the prior year. Adjusted earnings per diluted share were $2.31 in the second quarter of 2019 as compared to $2.09 in the same period of the prior year (1).

Adjusted second quarter results continue to exclude the amortization of acquisition-related intangible assets ($0.25), as well as a non-recurring charge ($0.31) associated with the Company's previously disclosed withdrawal from a multi-employer pension plan and the subsequent withdrawal and now likely liquidation of another employer in the plan. The Company expects the cash impact of this charge to be immaterial on an annual basis.
Net cash provided from operating activities was $132 million in the second quarter of 2019 versus $153 million in the comparable period of 2018. Free cash flow (defined as cash flow from operating activities less capital expenditures) was $107 million in the second quarter of 2019 versus $127 million reported in the comparable period of 2018 (3).
For the first six months of 2019, net sales were $2.28 billion, an increase of 6% compared to the $2.16 billion reported in the comparable period of 2018. Operating income was $288 million as compared to $257 million in the same period of 2018. Adjusted operating income was $324 million in the first six months of 2019 as compared to $307 million in the same period of the prior year (1). Net income attributable to Hubbell in the first six months of 2019 was $168 million compared to $159 million reported in the comparable period of 2018. Earnings per diluted share for the first six months of 2019 were $3.07 compared to $2.87 reported in the comparable period of 2018. Adjusted earnings per diluted share were $3.87 in the first six months of 2019 as compared to $3.60 in the same period of the prior year (1).
Net cash provided from operating activities was $210 million in the first six months of 2019 versus $152 million provided in the comparable period of 2018. Free cash flow (defined as cash flow from operating activities less capital expenditures) was $162 million in the first six months of 2019 versus $105 million reported in the comparable period of 2018 (3).

OPERATIONS REVIEW
"Hubbell delivered another strong quarter of operating performance," said David G. Nord, Chairman and Chief Executive Officer. "End markets overall continue to grow at a modest pace as expected, with notable strength in electrical T&D and gas distribution offsetting weakness in oil markets. Our Power segment achieved strong top and bottom line performance in the quarter, with both legacy Power Systems and Aclara contributing similarly to our organic growth. The combination of these two strong franchises continues to yield benefits for Hubbell as we execute on our strategy, and we are well positioned to capitalize on attractive opportunities in electrical T&D markets."
Mr. Nord continued, "We remain disciplined on driving price and productivity to offset inflationary headwinds, which enabled us to expand year-over-year adjusted operating margins despite accelerated investment in footprint optimization. Free cash flow performance was again strong in the quarter, driven by our ongoing working capital and inventory management, while maintaining high levels of delivery capability and customer service."

SEGMENT REVIEW
The comments and year-over-year comparisons in this segment review are based on second quarter results in 2019 and 2018.
Electrical segment net sales in the second quarter of 2019 of $688 million were essentially flat compared to $689 million reported in the second quarter of 2018. Organic sales grew 1% in the quarter while foreign currency subtracted 1%. Operating income was $88 million, or 12.8% of net sales, compared to $91 million, or 13.3% of net sales in the same period of 2018. Adjusted operating income was $94 million, or 13.6% of net sales, in the second quarter of 2019 as compared to $97 million, or 14.1% of net sales in the same period of the prior year (1). The decrease in adjusted operating income and adjusted operating margin were primarily due to lower volumes and increased investment in restructuring and related activities, partially offset by price realization and productivity in excess of cost inflation.
Power segment net sales in the second quarter of 2019 increased 6% to $508 million compared to $478 million reported in the second quarter of 2018. Organic sales grew 7% compared to the second quarter of 2018, while foreign currency subtracted 1%. Operating income was $79 million, or 15.5% of net sales, compared to $66 million, or 13.7% of net sales in the same period of 2018. Adjusted operating income was $91 million, or 18.0% of net sales, in the second quarter of 2019 as compared to $79 million, or 16.5% of net sales in the same period of the prior year (1). Changes in operating income and operating margin were primarily due to volume growth and price realization and productivity in excess of cost inflation.

SUMMARY & OUTLOOK

For the full year 2019, Hubbell continues to anticipate end markets will grow approximately 2% to 3% in the aggregate, complemented by approximately 1% growth from previously completed acquisitions. This end market outlook includes growth of 1 - 3% in non-residential markets, 0 - 2% in residential markets, 1 - 3% in oil and gas markets, 3 - 5% in electrical T&D markets, and 1 - 3% in industrial markets.
Hubbell now anticipates 2019 adjusted diluted earnings per share (“Adjusted EPS”) in the range of $7.85 to $8.15(1) and reported diluted earnings per share expectations in the range of $6.55 to $6.85. Adjusted EPS excludes amortization of acquisition-related intangible assets, which the Company expects to be approximately $1.00 for the full year(1), as well as a non-recurring charge ($0.31) associated with the Company's previously disclosed withdrawal from a multi-employer pension plan and the subsequent withdrawal and now likely liquidation of another employer in the plan. The Company expects the cash impact of this charge to be immaterial on an annual basis. The Company believes Adjusted EPS is an insightful measure of underlying financial performance in light of our acquisition strategy.
These ranges are based on a tax rate of 23-24% and include approximately $0.40 of anticipated restructuring and related investment, primarily driven by footprint consolidation efforts. The Company now expects free cash flow to be ~100% of adjusted net income in 2019(1,3).
Mr. Nord concluded, "Hubbell's first half results demonstrate a strong start to 2019 and set us up well to deliver on our commitments for the full year. We feel confident in our ability to drive differentiated performance through continued execution of our strategy."

CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its second quarter 2019 financial results today, July 30, 2019 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's "Investor Relations - Events/Presentations" section of www.hubbell.com. Audio replays of the recorded conference call will be available after the call and can be accessed two hours after the conclusion of the original conference call by calling (855) 859-2056 and using passcode 2659757. The replay will remain available until August 30, 2019 at 11:59 p.m. ET. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting "Investors" from the options at the bottom of the page and then "Events/Presentations" from the drop-down menu.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results and outlook, expectations with respect to the cash impact of the non-recurring pension charge associated with the Company's previously disclosed participation and withdrawal from a multi-employer pension plan, expectations with respect to the Company's position to capitalize on attractive opportunities in Electric T&D markets, projected earnings per share expectations, expectations regarding projected free cash flow in 2019, and other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic conditions are forward-looking, including those regarding the future growth of the Company’s end markets, and the ability of the Company to achieve our full year commitments through price and productivity initiatives. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “should”, “plan”, “estimated”, “predict”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending,” “target”, “goals”, “scheduled”, “will likely be”, and similar words and phrases. Such forward-looking statements are based on the Company's current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: the outcome of contingencies or costs compared to amounts provided for such contingencies, including contingencies or costs with respect to pension withdrawal liabilities; achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; the effects of tariffs and other trade actions taken by the U.S. and other countries; changes in product sales prices; expected benefits of productivity improvements and cost reduction actions; pension expense; effects of unfavorable foreign currency exchange rates; the impact of U.S. tax reform legislation; changes in product sales prices and material costs; general economic and business conditions; the impact of and the ability to complete strategic acquisitions and integrate acquired companies; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2018.

About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2018 revenues of $4.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:

Dan Innamorato
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

#######

HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$1,196.4	$1,166.7	$2,283.7	$2,157.9
Cost of goods sold	839.0	818.8	1,619.0	1,527.1
Gross profit	357.4	347.9	664.7	630.8
Selling & administrative expenses	190.5	191.0	376.9	374.3
Operating income	166.9	156.9	287.8	256.5
Operating income as a % of Net sales	14.0%	13.4%	12.6%	11.9%
Interest expense, net	(17.2)	(18.8)	(34.7)	(36.1)
Multi-employer pension charge	(22.9)	—	(22.9)	—
Other income (expense), net	(3.2)	(4.1)	(8.6)	(10.6)
Total other expense, net	(43.3)	(22.9)	(66.2)	(46.7)
Income before income taxes	123.6	134.0	221.6	209.8
Provision for income taxes	25.7	31.6	49.9	47.6
Net income	97.9	102.4	171.7	162.2
Less: Net income attributable to noncontrolling interest	1.9	2.1	3.4	3.6
Net income attributable to Hubbell	$96.0	$100.3	$168.3	$158.6
Earnings Per Share:
Basic	$1.76	$1.83	$3.08	$2.89
Diluted	$1.75	$1.82	$3.07	$2.87
Cash dividends per common share	$0.84	$0.77	$1.68	$1.54

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	June 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$209.9	$189.0
Short-term investments	10.5	9.2
Accounts receivable, net	785.5	725.4
Inventories, net	661.9	651.0
Other current assets	61.2	69.1
TOTAL CURRENT ASSETS	1,729.0	1,643.7
Property, plant and equipment, net	509.3	502.1
Investments	56.9	56.3
Goodwill	1,784.9	1,784.4
Intangible assets, net	783.8	819.5
Other long-term assets	172.1	66.1
TOTAL ASSETS	$5,036.0	$4,872.1
LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$54.2	$56.1
Accounts payable	428.7	393.7
Accrued salaries, wages and employee benefits	73.1	101.6
Accrued insurance	69.6	61.3
Other accrued liabilities	248.5	226.6
TOTAL CURRENT LIABILITIES	874.1	839.3
Long-term debt	1,722.8	1,737.1
Other non-current liabilities	584.1	496.8
TOTAL LIABILITIES	3,181.0	3,073.2
Hubbell Shareholders’ Equity	1,835.9	1,780.6
Noncontrolling interest	19.1	18.3
TOTAL EQUITY	1,855.0	1,798.9
TOTAL LIABILITIES AND EQUITY	$5,036.0	$4,872.1

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Six Months Ended June 30,
	2019	2018
Cash Flows From Operating Activities
Net income attributable to Hubbell	$168.3	$158.6
Depreciation and amortization	73.7	76.3
Stock-based compensation expense	8.3	9.5
Multi-employer pension charge	22.9	—
Deferred income taxes	(4.4)	(0.4)
Accounts receivable, net	(59.3)	(128.3)
Inventories, net	(10.1)	3.9
Accounts payable	39.0	46.4
Current liabilities	(36.1)	(25.0)
Contributions to defined benefit pension plans	(0.2)	(1.0)
Other, net	7.5	12.3
Net cash provided by operating activities	209.6	152.3
Cash Flows From Investing Activities
Capital expenditures	(47.7)	(47.5)
Acquisition of businesses, net of cash acquired	—	(1,116.0)
Net change in investments	2.6	6.8
Other, net	3.6	1.6
Net cash used in investing activities	(41.5)	(1,155.1)
Cash Flows From Financing Activities
Long-term debt (repayment) issuance, net	(12.5)	941.2
Short-term debt borrowings, net	(5.0)	(2.1)
Payment of dividends	(91.5)	(84.4)
Repurchase of common shares	(30.0)	(10.0)
Other, net	(9.2)	(18.4)
Net cash (used) provided by financing activities	(148.2)	826.3
Effect of foreign exchange rate changes on cash and cash equivalents	1.0	(3.4)
Increase (decrease) in cash and cash equivalents	20.9	(179.9)
Cash and cash equivalents
Beginning of period	189.0	375.0
End of period	$209.9	$195.1

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,
	2019	2018	2019	2018	2019	2018
	Costs of goods sold		S&A expense		Total
Restructuring costs (benefit)	$6.5	$0.4	$0.9	$(0.4)	$7.4	$—
Restructuring related costs	0.2	0.2	0.2	2.4	0.4	2.6
Restructuring and related costs (non-GAAP measure) (4)	$6.7	$0.6	$1.1	$2.0	$7.8	$2.6

	Six Months Ended June 30,
	2019	2018	2019	2018	2019	2018
	Costs of goods sold		S&A expense		Total
Restructuring costs (benefit)	$7.2	$1.2	$3.2	$(0.5)	$10.4	$0.7
Restructuring related costs	0.2	0.3	0.5	4.1	0.7	4.4
Restructuring and related costs (non-GAAP measure) (4)	$7.4	$1.5	$3.7	$3.6	$11.1	$5.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Restructuring and related costs included in Cost of goods sold
Electrical	$5.7	$0.5	$5.8	$1.4
Power	1.0	0.1	1.6	0.1
Total	$6.7	$0.6	$7.4	$1.5
Restructuring and related costs included in Selling & administrative expenses
Electrical	$1.0	$1.0	$2.0	$2.1
Power	0.1	1.0	1.7	1.5
Total	$1.1	$2.0	$3.7	$3.6

Impact on income before income taxes	$7.8	$2.6	$11.1	$5.1
Impact on Net income available to Hubbell common shareholders	6.0	2.0	8.4	3.9
Impact on Diluted earnings per share	$0.11	$0.04	$0.15	$0.07

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
Net income attributable to Hubbell (GAAP measure)	$96.0	$100.3	(4)%	$168.3	$158.6	6%
Amortization of acquisition-related intangible assets, net of tax	13.5	14.6		27.1	31.4
Multi-employer pension charge, net of tax	17.1	—		17.1	—
Aclara transaction costs, net of tax	—	0.1		—	8.8
Adjusted Net Income (1)	$126.6	$115.0	10%	$212.5	$198.8	7%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$96.0	$100.3		$168.3	$158.6
Less: Earnings allocated to participating securities	(0.4)	(0.4)		(0.7)	(0.5)
Net income available to common shareholders (GAAP measure) [a]	$95.6	$99.9	(4)%	$167.6	$158.1	6%

Adjusted Net Income (1)	$126.6	$115.0		$212.5	$198.8
Less: Earnings allocated to participating securities	(0.5)	(0.4)		(0.8)	(0.7)
Adjusted net income available to common shareholders (1) [b]	$126.1	$114.6	10%	$211.7	$198.1	7%

Denominator:
Average number of common shares outstanding [c]	54.3	54.7		54.4	54.7
Potential dilutive shares	0.3	0.2		0.2	0.3
Average number of diluted shares outstanding [d]	54.6	54.9		54.6	55.0

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.76	$1.83		$3.08	$2.89
Diluted [a] / [d]	$1.75	$1.82	(4)%	$3.07	$2.87	7%

Adjusted earnings per diluted share (1) [b] / [d]	$2.31	$2.09	11%	$3.87	$3.60	8%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
Net Sales [a]	$1,196.4	$1,166.7	3%	$2,283.7	$2,157.9	6%

Operating Income
GAAP measure [b]	$166.9	$156.9	6%	$287.8	$256.5	12%
Amortization of acquisition-related intangible assets	18.0	19.1		36.3	41.5
Aclara transaction costs	—	0.3		—	9.0
Adjusted operating income (1) [c]	$184.9	$176.3	5%	$324.1	$307.0	6%

Operating margin
GAAP measure [b] / [a]	14.0%	13.4%	+60 bps	12.6%	11.9%	+70 bps
Adjusted operating margin (1) [c] / [a]	15.5%	15.1%	+40 bps	14.2%	14.2%	0 bps

Electrical segment	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
Net Sales [a]	$688.2	$688.6	—%	$1,318.4	$1,306.7	1%

Operating Income
GAAP measure [b]	$88.0	$91.3	(4)%	$156.6	$152.5	3%
Amortization of acquisition-related intangible assets	5.6	6.0		11.4	12.0
Adjusted operating income (1) [c]	$93.6	$97.3	(4)%	$168.0	$164.5	2%

Operating margin
GAAP measure [b] / [a]	12.8%	13.3%	-50 bps	11.9%	11.7%	+20 bps
Adjusted operating margin (1) [c] / [a]	13.6%	14.1%	-50 bps	12.7%	12.6%	+10 bps

Power segment	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
Net Sales [a]	$508.2	$478.1	6%	$965.3	$851.2	13%

Operating Income
GAAP measure [b]	$78.9	$65.6	20%	$131.2	$104.0	26%
Amortization of acquisition-related intangible assets	12.4	13.1		24.9	29.5
Aclara transaction costs	—	0.3		—	9.0
Adjusted operating income (1) [c]	$91.3	$79.0	16%	$156.1	$142.5	10%

Operating margin
GAAP measure [b] / [a]	15.5%	13.7%	+180 bps	13.6%	12.2%	+140 bps
Adjusted operating margin (1) [c] / [a]	18.0%	16.5%	+150 bps	16.2%	16.7%	-50 bps

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended June 30,
	2019	2018	Change
Net income	$97.9	$102.4	(4)%
Provision for income taxes	25.7	31.6
Interest expense, net	17.2	18.8
Other expense, net	3.2	4.1
Depreciation and amortization	37.1	36.3
Multi-employer pension charge	22.9	—
Aclara transaction costs in operating income	—	0.3
Subtotal	106.1	91.1
Adjusted EBITDA (1)	$204.0	$193.5	5%

	Six Months Ended June 30,
	2019	2018	Change
Net income	$171.7	$162.2	6%
Provision for income taxes	49.9	47.6
Interest expense, net	34.7	36.1
Other expense, net	8.6	10.6
Depreciation and amortization	73.7	76.3
Multi-employer pension charge	22.9	—
Aclara transaction costs in operating income	—	9.0
Subtotal	189.8	179.6
Adjusted EBITDA (1)	$361.5	$341.8	6%

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	June 30, 2019	December 31, 2018
Total Debt	$1,777.0	$1,793.2
Total Hubbell Shareholders’ Equity	1,835.9	1,780.6
Total Capital	$3,612.9	$3,573.8
Total Debt to Total Capital	49%	50%
Less: Cash and Investments	$277.3	$254.5
Net Debt (2)	$1,499.7	$1,538.7
Net Debt to Total Capital (2)	42%	43%

Free Cash Flow Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$131.5	$152.7	$209.6	$152.3
Less: Capital expenditures	(24.4)	(25.5)	(47.7)	(47.5)
Free cash flow (3)	$107.1	$127.2	$161.9	$104.8

HUBBELL INCORPORATED
Footnotes

(1) References to "adjusted" operating measures exclude the impact of certain costs. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures include adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income available to common shareholders, adjusted earnings per diluted share, and adjusted EBITDA, which exclude, where applicable:

◦
Effective as of the first quarter of 2019, amortization of acquisition-related intangible assets associated with all of our business acquisitions, including inventory step-up amortization associated with those acquisitions,

◦	A multi-employer pension charge in the second quarter of 2019 to recognize certain additional liabilities associated with the Company's participation and withdrawal from a multi-employer pension plan.

◦	Adjusted operating measures in 2018 also excluded, Aclara transaction costs, which includes professional services and other fees that were incurred in connection with the acquisition of Aclara,

◦	Adjusted EBITDA also excludes the Other expense, net, and Interest expense, net, captions.

Each of these adjusted operating measures are non-GAAP measures. Management uses the adjusted measures when assessing the performance of the business. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables within this press release.

(2) Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

(4) In connection with our restructuring and related actions we have incurred restructuring costs as defined by U.S. GAAP, which are primarily severance and employee benefits, asset impairments, accelerated depreciation, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. We also incur restructuring-related costs, which are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.